Exhibit 16.1

Office of the Chief Accountant
U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

May 6, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 9 included in the Form 10-K dated May 6, 2002 of Coldwater Creek Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/    ARTHUR ANDERSEN LLP

cc:	Mr. Dennis C. Pence, Chairman of the Board of Directors—Coldwater Creek Inc.